Exhibit 99.2

JARDEN CORPORATION

Reconciliation of GAAP to NON GAAP

For the quarters and years ended December 31, 2011 and 2010

	Quarters ended		Years ended
(in millions)	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Reconciliation of Non-GAAP measure:
Net income	$21.1	$46.7	$204.7	$106.7
Income tax provision	18.5	46.3	125.7	122.8
Interest expense, net	44.9	47.5	179.7	177.8
Loss on early extinguishment of debt	—	—	12.8	—
Depreciation and amortization	42.0	39.8	163.7	142.8

Earnings before interest, taxes, depreciation and amortization (EBITDA)	126.5	180.3	686.6	550.1

Other adjustments:
Fair market value adjustment to inventory	—	2.1	6.9	27.4
Venezuela hyperinflationary and devaluation charges, net	—	(7.5)	—	70.6
Reorganization costs	17.2	—	23.4	—
Acquisition-related and other costs, net	15.0	27.8	21.4	42.3
Impairment of goodwill, intangibles and other assets	52.5	0.7	52.5	19.7

AS ADJUSTED EBITDA (“Segment Earnings”)	$211.2	$203.4	$790.8	$710.1

	For the years ended
	December 31, 2011	December 31, 2010	Increase/ (Decrease)
Gross margin as reported	27.82%	27.21%	0.61%
Fair market value adjustment to inventory	0.10%	0.46%	(0.36%)
Rationalization of manufacturing platforms	0.33%	0.14%	0.19%

Adjusted gross margin	28.25%	27.81%	0.44%

Organic net sales growth is a non-GAAP measure of net sales growth excluding the impacts of foreign exchange, significant acquisitions and exited business from year-over-year comparisons. The Company believes this measure provides investors with a more complete understanding of the underlying sales trends by providing net sales on a consistent basis. Organic net sales growth is also one of the measures used by management to analyze operating performance. The following table provides a reconciliation of organic net sales growth to the comparable GAAP measure of net sales growth for the quarter and year ended December 31, 2011:

	For the quarter ended December 31, 2011
	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	1.7%	0.8%	9.5%	—%	(3.1%)	3.2%
Foreign exchange impacts	(0.1%)	0.9%	0.9%	—%	—%	0.5%
(Acquisitions)/Exit of business	2.5%	0.2%	(5.4%)	—%	—%	(0.3%)

Organic net sales growth	4.1%	1.9%	5.0%	—%	(3.1%)	3.4%

	For the year ended December 31, 2011
	Outdoor Solutions	Consumer Solutions	Branded Consumables	Process Solutions	Elimination	Consolidated
Reconciliation of Non-GAAP measure:
Net sales growth	10.0%	0.6%	28.9%	2.5%	8.4%	10.9%
Foreign exchange impacts	(2.5%)	(0.4%)	(2.4%)	(0.3%)	—%	(1.7%)
(Acquisitions)/Exit of business	(1.6%)	0.5%	(24.2%)	—%	—%	(5.9%)

Organic net sales growth	5.9%	0.7%	2.3%	2.2%	8.4%	3.3%